                                                                    EXHIBIT 10.1


"[ * ]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                              PUBLIC HEALTH SERVICE

                       PATENT LICENSE AGREEMENT--EXCLUSIVE

                                   COVER PAGE

For PHS internal use only:


        Patent License Number: 268-L-99/0


        Serial Number(s) of Licensed Patent(s) and/or Patent Application(s):

        PCT/US99/ 17282 (F- 131-98/1): 60/094.690 (E- 131-98/0)

        Licensee:

        RegeneRx Biopharmaceuticals Inc..

        Cooperative Research and Development Agreement (CRADA) Number (if applicable):

        MTA Crada C-l 14-1997/0

        Additional Remarks:

        Company did not exercise their option under the MTA-CRADA

        License was granted under procedures for Exclusive Licenses not pursuant to a CRADA. with full Notice and Comment Period


        Public Benefit(s):

        Under certain conditions as set forth in Para2raph 10.03. in the event

        PHS sponsors clinical trials on behalf of Licensee, Licensee has agreed to supply clinical grade thymosin a4 to the PHS sponsored clinical trial at cost


This Patent License Agreement, hereinafter referred to as the "Agreement", consists of this Cover Page, an attached Agreement, a Signature Page, Appendix A (List of Patent(s) and/or Patent Application(s)), Appendix B (Fields of Use and Territory), Appendix C (Royalties), Appendix D (Modifications), Appendix E (Benchmarks), and Appendix F (Commercial Development Plan).



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The Parties to this Agreement are:

1) The National Institutes of Health ("NIH"), the Centers for Disease Control and Prevention ("CDC"), or the Food and Drug Administration ("FDA"), hereinafter singly or collectively referred to as "PHS", agencies of the United States Public Health Service within the Department of Health and Human Services ("DHHS"); and

2) RegeneRx Biopharmaceuticals Inc., a corporation of Delaware, having offices at 3 Bethesda Metro Center, Suite 700, Bethesda, MD 20814, and having done business as Alpha 1 Biomedicals, Inc. a corporation of Delaware having offices at 3 Bethesda Metro Center, Suite 700, Bethesda, MD 20814 until December 14, 2000, hereinafter referred to as "Licensee".












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                     PHS PATENT LICENSE AGREEMENT--EXCLUSIVE


PHS and Licensee agree as follows:

1.      BACKGROUND

        1.01 In the course of conducting biomedical and behavioral research, PHS investigators made inventions that may have commercial applicability.

        1.02 By assignment of rights from PHS employees and other inventors, DHHS, on behalf of the United States Government, owns intellectual property rights claimed in any United States and/or foreign patent applications or patents corresponding to the assigned inventions. DHHS also owns any tangible embodiments of these inventions actually reduced to practice by PHS.

        1.03 The Secretary of DHHS has delegated to PHS the authority to enter into this Agreement for the licensing of rights to these inventions.

        1.04 PHS desires to transfer these inventions to the private sector through commercialization licenses to facilitate the commercial development of products and processes for public use and benefit.

        1.05 Licensee desires to acquire commercialization rights to certain of these inventions in order to develop processes, methods, and/or marketable products for public use and benefit.

2.      DEFINITIONS

        2.01 "Benchmarks" mean the performance milestones that are set forth in Appendix E.

        2.02 "Commercial Development Plan" means the written commercialization plan attached as Appendix F.

        2.03 "First Commercial Sale" means the initial transfer by or on behalf of Licensee or its sublicensees of Licensed Products or the initial practice of a Licensed Process by or on behalf of Licensee or its sublicensees in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

        2.04 "Government" means the Government of the United States of America.

        2.05 "Licensed Fields of Use" means the fields of use identified in Appendix B.

        2.06    "Licensed Patent Rights" shall mean:

                a) Patent applications (including provisional patent applications and PCT patent applications) and/or patents listed in Appendix A, all divisions and continuations of these applications, all patents issuing from such applications, divisions, and continuations, and any reissues, reexaminations, and extensions of all such patents;


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                b)      to the extent that the following contain one or more
                        claims directed to the invention or inventions disclosed in a) above: i) continuations-in-part of a) above; ii) all divisions and continuations of these continuations-in-part; iii) all patents issuing from such continuations-in-part, divisions, and continuations; iv) priority patent application(s) of a) above; and v) any reissues, reexaminations, and extensions of all such patents;

                c) to the extent that the following contain one or more claims directed to the invention or inventions disclosed in a) above: all counterpart foreign and U.S. patent applications and patents to a) and b) above, including those listed in Appendix A.

                Licensed Patent Rights shall not include b) or c) above to the extent that they contain one or more claims directed to new matter which is not the subject matter disclosed in a) above.

        2.07 "Licensed Process(es)" means processes which, in the course of being practiced would, in the absence of this Agreement, infringe one or more claims of the Licensed Patent Rights that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

        2.08 "Licensed Product(s)" means tangible materials which, in the course of manufacture, use, offer to sell, sale, or importation would, in the absence of this Agreement, infringe one or more claims of the Licensed Patent Rights that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

        2.09 "Licensed Territory" means the geographical area identified in Appendix B.

        2.10 "Net Sales" means the total gross receipts for sales of Licensed Products or practice of Licensed Processes by or on behalf of Licensee or its sublicensees, and from leasing, renting, or otherwise making Licensed Products available to others without sale or other dispositions, whether invoiced or not, less returns and allowances, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced), and wholesaler and cash discounts in amounts customary in the trade to the extent actually granted. No deductions shall be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed by Licensee, or sublicensees, and on its payroll, or for the cost of collections.

        2.11 "Practical Application" means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and in each case, under such conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or Government regulations available to the public on reasonable terms.

        2.12 "Research License" means a nontransferable, nonexclusive license to make and to use the Licensed Products or Licensed Processes as defined by the Licensed Patent Rights for purposes of research and not for purposes of commercial manufacture or distribution or in lieu of purchase.



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3.      GRANT OF RIGHTS

        3.01 PHS hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, an exclusive license under the Licensed Patent Rights in the Licensed Territory to make and have made, to use and have used, to sell and have sold, to offer to sell, and to import any Licensed Products in the Licensed Fields of Use and to practice and have practiced any Licensed Processes in the Licensed Fields of Use.

        3.02 This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of PHS other than Licensed Patent Rights regardless of whether such patents are dominant or subordinate to Licensed Patent Rights.

4.      SUBLICENSING

        4.01 Upon written approval by PHS, which approval will not be unreasonably withheld, Licensee may enter into sublicensing agreements under the Licensed Patent Rights.

        4.02 Licensee agrees that any sublicenses granted by it shall provide that the obligations to PHS of Paragraphs 5.01-5.04, 8.01, 10.01, 10.02, 12.05, and 13.07-13.09 of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. Licensee further agrees to attach copies of these Paragraphs to all sublicense agreements.

        4.03 Any sublicenses granted by Licensee shall provide for the termination of the sublicense, or the conversion to a license directly between such sublicensees and PHS, at the option of the sublicensee, upon termination of this Agreement under Article
                13. Such conversion is subject to PHS approval and contingent upon acceptance by the sublicensee of the remaining provisions of this Agreement.

        4.04 Licensee agrees to forward to PHS a copy of each fully executed sublicense agreement postmarked within thirty (30) days of the execution of such agreement. To the extent permitted by law, PHS agrees to maintain each such sublicense agreement in confidence.

5.      STATUTORY AND PHS REQUIREMENTS AND RESERVED GOVERNMENT RIGHTS

        5.01    (a)     PHS reserves on behalf of the Government an irrevocable,
                        nonexclusive, nontransferable, royalty-free license for the practice of all inventions licensed under the Licensed Patent Rights throughout the world by or on behalf of the Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the Government is a signatory. Prior to the First Commercial
                        Sale, Licensee agrees to provide PHS reasonable quantities of Licensed Products or materials made through the Licensed Processes for PHS research use.


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                (b)     In the event that Licensed Patent Rights are Subject
                        Inventions made under a Cooperative Research and Development Agreement (CRADA), Licensee grants to the Government, pursuant to 15 U.S.C. 3710a(b)(1)(A), a nonexclusive, nontransferable, irrevocable, paid-up license to practice Licensed Patent Rights or have Licensed Patent Rights practiced throughout the world by or on behalf of the Government. In the exercise of such license, the Government shall not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. 552(b)(4) or which would be considered as such if it had been obtained from a non-Federal party. Prior to the First Commercial Sale, Licensee agrees to provide PHS reasonable quantities of Licensed Products or materials made through the Licensed Processes for PHS research use.

        5.02 Licensee agrees that products used or sold in the United States embodying Licensed Products or produced through use of Licensed Processes shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from PHS.

        5.03 Licensee acknowledges that PHS may enter into future Cooperative Research and Development Agreements (CRADAs) under the Federal Technology Transfer Act of 1986 that relate to the subject matter of this Agreement. Licensee agrees not to unreasonably deny requests for a Research License from such future collaborators with PHS when acquiring such rights is necessary in order to make a Cooperative Research and Development Agreement (CRADA) project feasible. Licensee may request an opportunity to join as a party to the proposed Cooperative Research and Development Agreement (CRADA).

        5.04    (a)     In addition to the reserved license of Paragraph 5.01
                        above, PHS reserves the right to grant nonexclusive
                        Research Licenses directly or to require Licensee to grant nonexclusive Research Licenses on reasonable terms. The purpose of this Research License is to encourage basic research, whether conducted at an academic or corporate facility. In order to safeguard the Licensed Patent Rights, however, PHS shall consult with Licensee before granting to commercial entities a Research License or providing to them research samples of materials made through the Licensed Processes.


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                (b)     In exceptional circumstances, and in the event that
                        Licensed Patent Rights are Subject Inventions made under a Cooperative Research and Development Agreement (CRADA), the Government, pursuant to 15 U.S.C. 37l0a(b)(l)(B), retains the right to require the Licensee to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use Licensed Patent Rights in Licensee's field of use on terms that are reasonable under the circumstances; or if Licensee fails to grant such a license, the Government retains the right to grant the license itself. The exercise of such rights by the Government shall only be in exceptional circumstances and only if the Government determines (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by Licensee; (ii) the action is necessary to meet requirements for public use specified by Federal regulations, and such requirements are not reasonably satisfied by the Licensee; or (iii) the Licensee has failed to comply with an agreement containing provisions described in 15 U.S.C. 37l0a(c)(4)(B). The determination made by the Government under this Article is subject to administrative appeal and judicial review under 35 U.S.C. 203(2).

6.      ROYALTIES AND REIMBURSEMENT

        6.01 Licensee agrees to pay to PHS a noncreditable, nonrefundable license issue royalty as set forth in Appendix C within thirty
                (30) days from the date that this Agreement becomes effective.

        6.02 Licensee agrees to pay to PHS a nonrefundable minimum annual royalty as set forth in Appendix C. The minimum annual royalty is due and payable on January 1 of each calendar year and may be credited against any earned royalties due for sales made in that year. The minimum annual royalty due for the first calendar year of this Agreement may be prorated according to the fraction of the calendar year remaining between the effective date of this Agreement and the next subsequent January 1.

        6.03 Licensee agrees to pay PHS earned royalties as set forth in Appendix C.

        6.04 Licensee agrees to pay PHS benchmark royalties as set forth in Appendix C.

        6.05 Licensee agrees to pay PHS sublicensing royalties as set forth in Appendix C.

        6.06 A patent or patent application licensed under this Agreement shall cease to fall within the Licensed Patent Rights for the purpose of computing earned royalty payments in any given country on the earliest of the dates that a) the application has been abandoned and not continued, b) the patent expires or irrevocably lapses, or c) the claim has been held to be invalid or unenforceable by an unappealed or unappealable decision of a court of competent jurisdiction or administrative agency.

        6.07 No multiple royalties shall be payable because any Licensed Products or Licensed Processes are covered by more than one of the Licensed Patent Rights.

        6.08 On sales of Licensed Products by Licensee to sublicensees or on sales made in other than an arm's-length transaction, the value of the Net Sales attributed under this Article 6 to such a transaction shall be that which would have been received in an arm's-length transaction, based on sales of like quantity and quality products on or about the time of such transaction.


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        6.09    With regard to expenses associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the Licensed Patent Rights incurred by PHS prior to the effective date of this Agreement, Licensee shall pay to PHS, as an additional royalty, within sixty (60) days of PHS's submission of a statement and request for payment to Licensee, an amount equivalent to such patent expenses previously incurred by PHS.

        6.10 With regard to expenses associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the Licensed Patent Rights incurred by PHS on or after the effective date of this Agreement, PHS, at its sole option, may require Licensee:

                (a) to pay PHS on an annual basis, within sixty (60) days of PHS's submission of a statement and request for payment, a royalty amount equivalent to all such patent expenses incurred during the previous calendar year(s); or

                (b) to pay such expenses directly to the law firm employed by PHS to handle such functions. However, in such event, PHS and not Licensee shall be the client of such law firm.

                In limited circumstances, Licensee may be given the right to assume responsibility for the preparation, filing, prosecution, or maintenance of any patent application or patent included with the Licensed Patent Rights. In that event, Licensee shall directly pay the attorneys or agents engaged to prepare, file, prosecute, or maintain such patent applications or patents and shall provide to PHS copies of each invoice associated with such services as well as documentation that such invoices have been paid.

        6.11 Licensee may elect to surrender its rights in any country of the Licensed Territory under any Licensed Patent Rights upon ninety
                (90) days written notice to PHS and owe no payment obligation under Article 6.10 for patent-related expenses incurred in that country after ninety (90) days of the effective date of such written notice.

7.      PATENT FILING, PROSECUTION. AND MAINTENANCE

        7.01 Except as otherwise provided in this Article 7, PHS agrees to take responsibility for, but to consult with, the Licensee in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and shall furnish copies of relevant patent-related documents to Licensee.

        7.02 Upon PHS's written request, Licensee shall assume the responsibility for the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and shall on an ongoing basis promptly furnish copies of all patent-related documents to PHS. In such event, Licensee shall, subject to the prior approval of PHS, select registered patent attorneys or patent agents to provide such services on behalf of Licensee and PHS. PHS shall provide appropriate powers of attorney and other documents necessary to undertake such actions to the patent attorneys or patent agents providing such services. Licensee and its attorneys or agents shall consult with PHS in all aspects of the preparation, filing, prosecution and maintenance of patent applications and patents included within the Licensed Patent Rights and shall provide PHS sufficient opportunity to comment on any document that Licensee intends to file or to cause to be filed with the relevant intellectual property or patent office.


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        7.03    At any time, PHS may provide Licensee with written notice that
                PHS wishes to assume control of the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights. If PHS elects to assume such responsibilities, Licensee agrees to cooperate fully with PHS, its attorneys, and agents in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and to provide PHS with complete copies of any and all documents or other materials that PHS deems necessary to undertake such responsibilities. Licensee shall be responsible for all costs associated with transferring patent prosecution responsibilities to an attorney or agent of PHS's choice.

        7.04 Each party shall promptly inform the other as to all matters that come to its attention that may affect the preparation, filing, prosecution, or maintenance of the Licensed Patent Rights and permit each other to provide comments and suggestions with respect to the preparation, filing, prosecution, and maintenance of Licensed Patent Rights, which comments and suggestions shall be considered by the other party.

8.      RECORD KEEPING

        8.01 Licensee agrees to keep accurate and correct records of Licensed Products made, used, sold, or imported and Licensed Processes practiced under this Agreement appropriate to determine the amount of royalties due PHS. Such records shall be retained for at least five (5) years following a given reporting period and shall be available during normal business hours for inspection at the expense of PHS by an accountant or other designated auditor selected by PHS for the sole purpose of verifying reports and payments hereunder. The accountant or auditor shall only disclose to PHS information relating to the accuracy of reports and payments made under this Agreement. If an inspection shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then Licensee shall reimburse PHS for the cost of the inspection at the tune Licensee pays the unreported royalties, including any late charges as required by Paragraph 9.08 of this Agreement. All payments required under this Paragraph shall be due within thirty (30) days of the date PHS provides Licensee notice of the payment due.

        8.02 Licensee agrees to have an audit of sales and royalties conducted by an independent auditor at least every two (2) years if annual sales of the Licensed Product or Licensed Processes are over two (2) million dollars. The audit shall address, at a minimum, the amount of gross sales by or on behalf of Licensee during the audit period, terms of the license as to percentage or fixed royalty to be remitted to the Government, the amount of royalty funds owed to the Government under this Agreement, and whether the royalty amount owed has been paid to the Government and is reflected in the records of the Licensee. The audit shall also indicate the PHS license number, product, and the time period being audited. A report certified by the auditor shall be submitted promptly by the auditor directly to PHS on completion. Licensee shall pay for the entire cost of the audit.

9.      REPORTS ON PROGRESS, BENCHMARKS. SALES. AND PAYMENTS

        9.01 Prior to signing this Agreement, Licensee has provided to PHS the Commercial Development Plan at Appendix F, under which Licensee intends to bring the subject matter of the Licensed Patent Rights to the point of Practical Application. This Commercial Development Plan is hereby incorporated by reference into this Agreement. Based on this plan, performance Benchmarks are determined as specified in Appendix E.


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        9.02    Licensee shall provide written annual reports on its product development progress or efforts to commercialize under the Commercial Development Plan for each of the Licensed Fields of Use within sixty (60) days after December 31 of each calendar year. These progress reports shall include, but not be limited to: progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing, marketing, importing, and sales during the preceding calendar year, as well as plans for the present calendar year. PHS also encourages these reports to include information on any of Licensee's public service activities that relate to the Licensed Patent Rights. If reported progress differs from that projected in the Commercial Development Plan and Benchmarks, Licensee shall explain the reasons for such differences. In any such annual report, Licensee may propose amendments to the Commercial Development Plan, acceptance of which by PHS may not be denied unreasonably. Licensee agrees to provide any additional information reasonably required by PHS to evaluate Licensee's performance under this Agreement. Licensee may amend the Benchmarks at any time upon written consent by PHS. PHS shall not unreasonably withhold approval of any request of Licensee to extend the time periods of this schedule if such request is supported by a reasonable showing by Licensee of diligence in its performance under the Commercial Development Plan and toward bringing the Licensed Products to the point of Practical Application as defined in 37 C.F.R. 404.3(d). Licensee shall amend the Commercial Development Plan and Benchmarks at the request of PHS to address any Licensed Fields of Use not specifically addressed in the plan originally submitted.

        9.03 Licensee shall report to PHS the dates for achieving Benchmarks specified in Appendix E and the First Commercial Sale in each country in the Licensed Territory within thirty (30) days of such occurrences.

        9.04 Licensee shall submit to PHS within sixty (60) days after each calendar half-year ending June 30 and December 31 a royalty report setting forth for the preceding half-year period the amount of the Licensed Products sold or Licensed Processes practiced by or on behalf of Licensee in each country within the Licensed Territory, the Net Sales, and the amount of royalty accordingly due. With each such royalty report, Licensee shall submit payment of the earned royalties due. If no earned royalties are due to PHS for any reporting period, the written report shall so state. The royalty report shall be certified as correct by an authorized officer of Licensee and shall include a detailed listing of all deductions made under Paragraph 2.10 to determine Net Sales made under Article 6 to determine royalties due.

        9.05 Licensee agrees to forward semi-annually to PHS a copy of such reports received by Licensee from its sublicensees during the preceding half-year period as shall be pertinent to a royalty accounting to PHS by Licensee for activities under the sublicense.

        9.06 Royalties due under Article 6 shall be paid in U.S. dollars. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the New York foreign exchange rate quoted in The Wall Street Journal on the day that the payment is due. All checks and bank drafts shall be drawn on United States banks and shall be payable, as appropriate, to "NIH/Patent Licensing." All such payments shall be sent to the following address: NIH, P.O. Box 360120, Pittsburgh, PA 1525 1-6 120. Any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by Licensee. The royalty report required by Paragraph 9.04 of this Agreement shall accompany each such payment, and a copy of such report shall also be mailed to PHS at its address for notices indicated on the Signature Page of this Agreement.

        9.07 Licensee shall be solely responsible for determining if any tax on royalty income is owed outside the United States and shall pay any such tax and be responsible for all filings with appropriate agencies of foreign governments.


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        9.08    Interest and penalties may be assessed by PHS on any overdue payments in accordance with the Federal Debt Collection Act. The payment of such late charges shall not prevent PHS from exercising any other rights it may have as a consequence of the lateness of any payment.

        9.09 All plans and reports required by this Article 9 and marked "confidential" by Licensee shall, to the extent permitted by law, be treated by PHS as commercial and financial information obtained from a person and as privileged and confidential, and any proposed disclosure of such records by the PHS under the Freedom of Information Act (FOIA). 5 U.S.C. Section 552 shall be subject to the predisclosure notification requirements of 45 C.F.R. Section 5.65(d).

10.     PERFORMANCE

        10.01 Licensee shall use its reasonable best efforts to bring the Licensed Products and Licensed Processes to Practical Application. "Reasonable best efforts" for the purposes of this provision shall include adherence to the Commercial Development Plan at Appendix F and performance of the Benchmarks at Appendix
                F. The efforts of a sublicensee shall be considered the efforts of Licensee.

        10.02 Upon the First Commercial Sale, until the expiration of this Agreement, Licensee shall use its reasonable best efforts to make Licensed Products and Licensed Processes reasonably accessible to the United States public.

11.     INFRINGEMENT AND PATENT ENFORCEMENT

        11.01 PHS and Licensee agree to notify each other promptly of each infringement or possible infringement of the Licensed Patent Rights, as well as any facts which may affect the validity, scope, or enforceability of the Licensed Patent Rights of which either Party becomes aware.

        11.02 Pursuant to this Agreement and the provisions of Chapter 29 of title 35, United States Code, Licensee may: a) bring suit in its own name, at its own expense, and on its own behalf for infringement of presumably valid claims in the Licensed Patent Rights; b) in any such suit, enjoin infringement and collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and c) settle any claim or suit for infringement of the Licensed Patent Rights provided, however, that PHS and appropriate Government authorities shall have the first right to take such actions. If Licensee desires to initiate a suit for patent infringement, Licensee shall notify PHS in writing. If PHS does not notify Licensee of its intent to pursue legal action within ninety (90) days, Licensee will be free to initiate suit. PHS shall have a continuing right to intervene in such suit. Licensee shall take no action to compel the Government either to initiate or to join in any such suit for patent infringement. Licensee may request the Government to initiate or join in any such suit if necessary to avoid dismissal of the suit. Should the Government be made a party to any such suit, Licensee shall reimburse the Government for any costs, expenses, or fees which the Government incurs as a result of such motion or other action, including any and all costs incurred by the Government in opposing any such motion or other action. In all cases, Licensee agrees to keep PHS reasonably apprised of the status and progress of any litigation. Before Licensee commences an infringement action, Licensee shall notify PHS and give careful consideration to the views of PHS and to any potential effects of the litigation on the public health in deciding whether to bring suit.


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


        11.03 In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Licensed Patent Rights shall be brought against Licensee or raised by way of counterclaim or affirmative defense in an infringement suit brought by Licensee under Paragraph 11.02, pursuant to this Agreement and the provisions of Chapter 29 of Title 35, United States Code or other statutes, Licensee may: a) defend the suit in its own name, at its own expense, and on its own behalf for presumably valid claims in the Licensed Patent Rights; b) in any such suit, ultimately to enjoin infringement and to collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and c) settle any claim or suit for declaratory judgment involving the Licensed Patent Rights-provided, however, that PHS and appropriate Government authorities shall have the first right to take such actions and shall have a continuing right to intervene in such suit. If PHS does not notify Licensee of its intent to respond to the legal action within a reasonable time, Licensee will be free to do so. Licensee shall take no action to compel the Government either to initiate or to join in any such declaratory judgment action. Licensee may request the Government to initiate or to join any such suit if necessary to avoid dismissal of the suit. Should the Government be made a party to any such suit by motion or any other action of Licensee, Licensee shall reimburse the Government for any costs, expenses, or fees which the Government incurs as a result of such motion or other action. If Licensee elects not to defend against such declaratory judgment action, PHS, at its option, may do so at its own expense. In all cases, Licensee agrees to keep PHS reasonably apprised of the status and progress of any litigation. Before Licensee commences an infringement action, Licensee shall notify PHS and give careful consideration to the views of PHS and to any potential effects of the litigation on the public health in deciding whether to bring suit.

        11.04 In any action under Paragraphs 11.02 or 11.03, the expenses including costs, fees, attorney fees, and disbursements, shall be paid by Licensee. The value of any recovery made by Licensee through court judgment or settlement shall be treated as Net Sales and subject to earned royalties.

        11.05 PHS shall cooperate fully with Licensee in connection with any action under Paragraphs 11.02 or 11.03. PHS agrees promptly to provide access to all necessary documents and to render reasonable assistance in response to a request by Licensee.

12.     NEGATION OF WARRANTIES AND INDEMNIFICATION

        12.01   PHS offers no warranties other than those specified in
                Article 1.

        12.02 PHS does not warrant the validity of the Licensed Patent Rights and makes no representations whatsoever with regard to the scope of the Licensed Patent Rights, or that the Licensed Patent Rights may be exploited without infringing other patents or other intellectual property rights of third parties.

        12.03   PHS MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, OF
                MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY SUBJECT MATTER DEFINED BY THE CLAIMS OF THE LICENSED PATENT RIGHTS OR TANGIBLE MATERIALS RELATED THERETO.

        12.04 PHS does not represent that it will commence legal actions against third parties infringing the Licensed Patent Rights.


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


        12.05 Licensee shall indemnify and hold PHS, its employees, students, fellows, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage in connection with or arising out of: a) the use by or on behalf of Licensee, its sublicensees, directors, employees, or third parties of any Licensed Patent Rights; or b) the design, manufacture, distribution, or use of any Licensed Products, Licensed Processes or materials by Licensee, or other products or processes developed in connection with or arising out of the Licensed Patent Rights. Licensee agrees to maintain a liability insurance program consistent with sound business practice.

13.     TERM, TERMINATION, AND MODIFICATION OF RIGHTS

        13.01 This Agreement is effective when signed by all parties and shall extend to the expiration of the last to expire of the Licensed Patent Rights unless sooner terminated as provided in this
                Article 13.

        13.02 In the event that Licensee is in default in the performance of any material obligations under this Agreement, including but not limited to the obligations listed in Article 13.05, and if the default has not been remedied within ninety (90) days after the date of notice in writing of such default, PHS may terminate this Agreement by written notice and pursue outstanding amounts owed through procedures provided by the Federal Debt Collection Act.

        13.03 In the event that Licensee becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, determines to file a petition in bankruptcy, or receives notice of a third party's intention to file an involuntary petition in bankruptcy, Licensee shall immediately notify PHS in writing. Furthermore, PHS shall have the right to terminate this Agreement immediately upon Licensee's receipt of written notice.

        13.04 Licensee shall have a unilateral right to terminate this Agreement and/or any licenses in any country or territory by giving PHS sixty (60) days written notice to that effect.

        13.05 PHS shall specifically have the right to terminate or modify, at its option, this Agreement, if PHS determines that the Licensee:
                1) is not executing the Commercial Development Plan submitted with its request for a license and the Licensee cannot otherwise demonstrate to PHS's satisfaction that the Licensee has taken, or can be expected to take within a reasonable time, effective steps to achieve Practical Application of the Licensed Products or Licensed Processes; 2) has not achieved the Benchmarks as may be modified under Paragraph 9.02; 3) has willfully made a false statement of, or willfully omitted, a material fact in the license application or in any report required by the license Agreement; 4) has committed a material breach of a covenant or agreement contained in the license; 5) is not keeping Licensed Products or Licensed Processes reasonably available to the public after commercial use commences; 6) cannot reasonably satisfy unmet health and safety needs; or 7) cannot reasonably justify a failure to comply with the domestic production requirement of Paragraph 5.02 unless waived. In making this determination, PHS will take into account the normal course of such commercial development programs conducted with sound and reasonable business practices and judgment and the annual reports submitted by Licensee under Paragraph 9.02. Prior to invoking this right, PHS shall give written notice to Licensee providing Licensee specific notice of, and a ninety (90) day opportunity to respond to, PHS's concerns as to the previous items 1) to 7). If Licensee fails to alleviate PHS's concerns as to the previous items 1) to 7) or fails to initiate corrective action to PHS's satisfaction, PHS may terminate this Agreement.


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


        13.06 When the public health and safety so require, and after written notice to Licensee providing Licensee a sixty (60) day opportunity to respond, P1-IS shall have the right to require Licensee to grant sublicenses to responsible applicants, on reasonable terms, in any Licensed Fields of Use under the Licensed Patent Rights, unless Licensee can reasonably demonstrate that the granting of the sublicense would not materially increase the availability to the public of the subject matter of the Licensed Patent Rights. PHS will not require the granting of a sublicense unless the responsible applicant has first negotiated in good faith with Licensee.

        13.07 PHS reserves the right according to 35 U.S.C. Section 209(0(4) to terminate or modify this Agreement if it is determined that such action is necessary to meet requirements for public use specified by federal regulations issued after the date of the license and such requirements are not reasonably satisfied by Licensee.

        13.08 Within thirty (30) days of receipt of written notice of PHS's unilateral decision to modify or terminate this Agreement, Licensee may, consistent with the provisions of 37 C.F.R. 404.11, appeal the decision by written submission to the designated PHS official. The decision of the designated PHS official shall be the final agency decision. Licensee may thereafter exercise any and all administrative or judicial remedies that may be available.

        13.09 Within ninety (90) days of expiration or termination of this Agreement under this Article 13, a final report shall be submitted by Licensee. Any royalty payments, including those incurred but not yet paid (such as the full minimum annual royalty), and those related to patent expense, due to PHS shall become immediately due and payable upon termination or expiration. If terminated under this Article 13, sublicensees may elect to convert their sublicenses to direct licenses with PHS pursuant to Paragraph 4.03. Unless otherwise specifically provided for under this Agreement, upon termination or expiration of this Agreement, Licensee shall return all Licensed Products or other materials included within the Licensed Patent Rights to PHS or provide PHS with certification of the destruction thereof.

14.     GENERAL PROVISIONS

        14.01 Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of the Government to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right by the Government or excuse a similar subsequent failure to perform any such term or condition by Licensee.

        14.02 This Agreement constitutes the entire agreement between the Parties relating to the subject matter of the Licensed Patent Rights, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by this Agreement.

        14.03 The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such determination shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

        14.04 If either Party desires a modification to this Agreement, the Parties shall, upon reasonable notice of the proposed modification by the Party desiring the change, confer in good faith to determine the desirability of such modification. No modification will be effective until a written amendment is signed by the signatories to this Agreement or their designees.


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


        14.05 The construction, validity, performance, and effect of this Agreement shall be governed by Federal law as applied by the Federal courts in the District of Columbia.

        14.06 All notices required or permitted by this Agreement shall be given by prepaid, first class, registered or certified mail or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other Party at the address designated on the following Signature Page, or to such other address as may be designated in writing by such other Patty. Notices shall be considered timely if such notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Parties should request a legibly dated U.S. Postal Service postmark or obtain a dated receipt from a commercial carrier or the U.S. Postal Service. Private metered postmarks shall not be acceptable as proof of timely mailing.

        14.07 This Agreement shall not be assigned by Licensee except: a) with the prior written consent of PHS, such consent not to be withheld unreasonably; or b) as part of a sale or transfer of substantially the entire business of Licensee relating to operations which concern this Agreement. Licensee shall notify PHS within ten (10) days of any assignment of this Agreement by Licensee, and Licensee shall pay PHS, as an additional royalty, [ * ] of the fair market value of any consideration received for any assignment of this Agreement within thirty (30) days of such assignment.

        14.08 Licensee agrees in its use of any PHS-supplied materials to comply with all applicable statutes, regulations, and guidelines, including PHS and DHHS regulations and guidelines. Licensee agrees not to use the materials for research involving human subjects or clinical trials in the United States without complying with 21 C.F.R. Part 50 and 45 C.F.R. Part 46. Licensee agrees not to use the materials for research involving human subjects or clinical trials outside of the United States without notifying PHS, in writing, of such research or trials and complying with the applicable regulations of the appropriate national control authorities. Written notification to PHS of research involving human subjects or clinical trials outside of the United States shall be given no later than sixty (60) days prior to commencement of such research or trials.

        14.09 Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant Agency of the U.S. Government or written assurances by Licensee that it shall not export such items to certain foreign countries without prior approval of such agency. PHS neither represents that a license is or is not required or that, if required, it shall be issued.

        14.10 Licensee agrees to mark the Licensed Products or their packaging sold in the United States with all applicable U.S. patent numbers and similarly to indicate "Patent Pending" status. All Licensed Products manufactured in, shipped to, or sold in other countries shall be marked in such a manner as to preserve PHS patent rights in such countries.

        14.11 By entering into this Agreement, PHS does not directly or indirectly endorse any product or service provided, or to be provided, by Licensee whether directly or indirectly related to this Agreement. Licensee shall not state or imply that this Agreement is an endorsement by the Government, PHS, any other Government organizational unit, or any Government employee. Additionally, Licensee shall not use the names of NIH, CDC, PHS, or DHHS or the Government or their employees in any advertising, promotional, or sales literature without the prior written consent of PHS.

"[ * ]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.



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


        14.12 The Parties agree to attempt to settle amicably any controversy or claim arising under this Agreement or a breach of this Agreement, except for appeals of modifications or termination decisions provided for in Article 13. Licensee agrees first to appeal any such unsettled claims or controversies to the designated PHS official, or designee, whose decision shall be considered the final agency decision. Thereafter, Licensee may exercise any administrative or judicial remedies that may be available.

        14.13 Nothing relating to the grant of a license, nor the grant itself, shall be construed to confer upon any person any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to 37 C.F.R. Part 404 shall not be immunized from the operation of state or Federal law by reason of the source of the grant.

        14.14   Paragraphs 4.03, 8.01, 9.05-9.07, 12.01-12.05, 13.08, 13.09, and
                14.12 of this Agreement shall survive termination of this Agreement.

                          SIGNATURES BEGIN ON NEXT PAGE




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


                     PHS PATENT LICENSE AGREEMENT--EXCLUSIVE

                                 SIGNATURE PAGE


For PHS:


 /s/ Jack Spiegel                                                                 2/5/01
------------------------------------------------                                --------------------------
Jack Spiegel, Ph.D.                                                             Date
Director, Division of Technology Development and Transfer
Office of Technology Transfer
National Institutes of Health

Mailing Address for Notices:

Office of Technology Transfer
National Institutes of Health
6011 Executive
Boulevard, Suite 325
Rockville, Maryland 20852-3804 U.S.A.


For LICENSEE (Upon, information and belief, the undersigned expressly certifies or affirms that the contents of any statements of LICENSEE made or referred to in this document are truthful and accurate.):

by:


 /s/ Allen L. Goldstein                                                           2/6/01
-----------------------------------------------------                           --------------------------
Signature of Authorized Official


  Allan L. Goldstein
-----------------------------------------------------
Printed Name


  President & CEO
-----------------------------------------------------
Title

Official and Mailing Address for Notices:

RegeneRx Biopharmaceuticals Inc.
3 Bethesda Metro Center, Suite 700
Bethesda, MD 20814
Attention: JJ Finkelstein

Any false or misleading statements made, presented, or submitted to the GOVERNMENT, including any relevant omissions, under this AGREEMENT and during the course of negotiation of this AGREEMENT are subject to all applicable civil and criminal statutes including Federal statutes 31 U.S.C. Sections 3801-3812 (civil liability) and 18 U.S.C. Section 1001 (criminal liability including fine(s) and/or imprisonment).


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


                 APPENDIX A--Patent(s) or Patent Application(s)


Patent(s) or Patent Application(s):

        (A) PCT/US99/l7282 (PHS Ref. E-13 1-98/1) entitled "Thymosin a4 Promotes Wound Repair" filed July 29, 1999 which claims the benefit of U.S. Provisional Application USSN 60/094,690 (PHS Ref. F- 131-98/0) entitled "Thymosin a4 Promotes Wound Repair" filed July 30, 1998, now abandoned.












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


                APPENDIX B--Licensed Fields of Use and Territory


Licensed Fields of Use:

        Development of therapeutic applications, including compositions and methods, to be used in the treatment of wounds and tissue repair.



Licensed Territory:

        Worldwide








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


                              APPENDIX C--Royalties


Royalties:

1. Licensee agrees to pay to PHS a nonrefundable license issue royalty pursuant to Paragraph 6.01 of this Agreement in the amount of [ * ].


II. Licensee agrees to pay to PHS a nonrefundable minimum annual royalty pursuant to Paragraph 6.02 of this Agreement in the amount of [ * ] until the first United States Patent, within the Licensed Patent Rights as defined in Paragraph 2.06 of this Agreement, issues ("Pre-issuance Minimum Annual Royalty") and in the amount of [ * ] after the issuance of the first United States Patent within the Licensed Patent Rights as defined in Paragraph 2.06 of this Agreement ("Post-issuance Minimum Annual Royalty").


III. Licensee agrees to pay PHS earned royalties on Net Sales by or on behalf of Licensee and its sublicensees pursuant to Paragraph 6.03 of this Agreement as follows:

        A.      [ * ] of Net Sales

        The obligation to pay PHS earned royalties on Net Sales by or on behalf of Licensee and its sublicensees pursuant to Paragraph 6.03 of this Agreement begins with the First Commercial Sale by or on behalf of Licensee and its sublicensees and requires only that manufacture, use, offer for sale, sale, or importation of the Licensed Product or the Licensed Process involve a claim in any pending application or issued patent within the Licensed Patent Rights. In the event that no patent application within the Licensed Patent Rights is pending in any country the obligation to pay PHS earned royalties under Paragraph 6.03 of this Agreement requires that the manufacture, use, offer for sale, sale, or importation of the Licensed Product or the Licensed Process involve a claim of an issued patent within the Licensed Patent Rights. In the event that the manufacture, use, offer for sale, sale, or importation of the Licensed Product or the Licensed Process does not involve a claim of any pending patent application or issued patent within the Licensed Patent Rights then Licensee and its sublicensees are not obligated to pay earned royalties under Paragraph 6.03 of this Agreement.

IV.     Licensee agrees to pay PHS benchmark royalties pursuant to Paragraph
        6.04 of this Agreement as follows:

        A. [ * ] upon receipt of marketing approval by the United States Food and Drug Administration.

        B. [ * ] upon receipt of marketing approval from the applicable regulatory agency in each of the following countries: Canada, China, France, Germany, Italy, Japan, Mexico, Spain, Taiwan and the United Kingdom.

        C. [ * ] upon receipt of marketing approval from the applicable regulatory agency of any other country for which patent protection has been received in such country for the Licensed Patent Rights.


V. Licensee agrees to pay PHS additional sublicensing royalties pursuant to Paragraph 6.05 of this Agreement as follows:

        [ * ] of the fair market value of any consideration received for granting each sublicense.

"[ * ]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.



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


                            APPENDIX D--Modifications


PHS and Licensee agree to the following modifications to the Articles and Paragraphs of this Agreement:

Article I.      BACKGROUND

Paragraphs 1.01 through 1.02 are amended to read as follows:

        1.01 In the course of conducting biomedical and behavioral research, PHS investigators and others have made inventions that may have commercial applicability.

        1.02 By assignment of rights from PHS employees and other inventors, DHHS, on behalf of the United States Government, owns certain interests in intellectual property rights claimed in certain United States and foreign patent applications or patents corresponding to the assigned inventions. DHHS also owns any tangible embodiments of these inventions actually reduced to practice by PHS, to the extent of PHS's interest therein.

New Paragraph 1.06 is added to read as follows:

        1.06 Allan L. Goldstein, who, along with PHS developed the inventions which are the subject of this Agreement, has assigned all of his rights in and to such inventions to Licensee, and, therefore, Licensee is the owner of an undivided and equal interest in and to such inventions and may practice such inventions without the benefit of this Agreement. By this Agreement, however, PHS and Licensee intend for Licensee to have the exclusive right to practice such inventions within the Fields of Use as specified in Appendix B of this Agreement.

Article 2.      DEFINITIONS

Paragraphs 2.01 through 2.03, 2.06 and 2.12 are amended to read as follows:

        2.01 "Benchmarks" mean the performance milestones that are set forth in Appendix F, as may be amended from time to time by the mutual written consent of PHS and Licensee.

        2.02 "Commercial Development Plan" means the written commercialization plan attached as Appendix F, as may be amended from time to time by the mutual written consent of PHS and Licensee.

        2.03 "First Commercial Sale" means the initial transfer by or on behalf of Licensee or its sublicensees of Licensed Products or the initial practice of a Licensed Process by or on behalf of Licensee or its sublicensees in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales, provided, however, First Commercial Sale shall not include transfers at or below cost by or on behalf of Licensee, its Affiliates, or its sublicensees of Licensed Products or the practice of Licensed Processes in connection with compassionate use, emergency use, treatment Investigational New Drug Applications (IND's), or the like authorized by the FDA or corresponding foreign agencies.



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


        2.06    "Licensed Patent Rights" shall mean:

                a) Patent applications (including provisional patent applications and PCT patent applications) and/or patents listed in Appendix A, all divisions and continuations of these applications, all patents issuing from such applications, divisions, and continuations, and any reissues, reexaminations, reregistrations, and extensions of all such patents;

                b) to the extent that the following contain one or more claims directed to the invention or inventions disclosed in a) above: i) continuations-in-part of a) above; ii) all divisions and continuations of these continuations-in-part; iii) all patents issuing from such continuations-in-part, divisions, and continuations; iv) priority patent application(s) of a) above; and v) any reissues, reexaminations, reregistrations, and extensions of all such patents;

                c) to the extent that the following contain one or more claims directed to the invention or inventions disclosed in a) above: all counterpart foreign and U.S. patent applications and patents to a) and b) above, including those listed in Appendix A.

                Licensed Patent Rights shall not include b) or c) above to the extent that they contain one or more claims directed to new matter which is not the subject matter disclosed in a) above.

        2.12 "Research License" means a nontransferable, nonexclusive license to make and to use the Licensed Products or Licensed Processes as defined by the Licensed Patent Rights solely for purposes of research and not for purposes of commercial manufacture or distribution or in lieu of purchase.

New Paragraphs 2.13 through 2.15 are added to the Agreement and read as follows:

        2.13    "FDA" means the U.S. Food and Drug Administration.

        2.14 "Affiliate(s)" means any corporation or other business entity controlling, controlled by, or under common control with Licensee. For this purpose, "control" means direct or indirect beneficial ownership of at least fifty percent (50%) interest in the income of such corporation or other business.

        2.15 "Combined Product" means a product that contains a Licensed Product along with at least one other active component or active ingredient not covered by the Licensed Patent Rights.


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


Article 3.      GRANT OF RIGHTS

Paragraphs 3.01 and 3.02 are amended to read as follows:

        3.01 PHS hereby grants to Licensee and its Affiliate(s) and Licensee and its Affiliate(s) accept, subject to the terms and conditions of this Agreement, an exclusive license under the Licensed Patent Rights in the Licensed Territory to make and have made, to use and have used, to sell and have, sold, to offer to sell, and to import any Licensed Products in the Licensed Fields of Use and to practice and have practiced any Licensed Processes in the Licensed Fields of Use. Licensee shall notify PHS, in writing, of any Affiliate included under this Paragraph 3.01, and for the purposes of this Agreement, the term Licensee shall include such Affiliate

        3.02 This Agreement confers no license or rights by implication, estoppel, or otherwise to either party under any patent applications or patents (or rights therein) of PHS or of Licensee other than Licensed Patent Rights regardless of whether such patents are dominant or subordinate to Licensed Patent Rights.

New Paragraphs 3.03 through 3.05 are added to the Agreement and read as follows:

        3.03 PHS grants Licensee the benefit of any patent term extensions and reregistrations applicable to the Licensed Patent Rights and, as long as Licensed Patent Rights are in existence, the benefit of any Orphan Drug Act registrations applicable to Licensed Products and Licensed Processes and comparable extensions and registrations in foreign countries within the Licensed Territory. PHS agrees to submit applications to appropriate governmental agencies at the request and expense of Licensee or to otherwise cooperate, at Licensee's expense, in connection with applying for and obtaining such extensions and registrations.

        3.04 This Agreement provides no rights to PHS to utilize rights to Licensee's solely owned intellectual property, know-how, data or regulatory submissions or to disseminate such information to third parties, except with Licensee's consent or as otherwise required by law.

        3.05 Notwithstanding the grant set forth in Paragraph 3.01 herein, or any other provisions of this Agreement, in the event that a third party submits a bona fide Application to License PHS Inventions to PHS requesting a Non-Exclusive license to an indication within the Licensed Field of Use as defined in Paragraph 2.05, Licensee will have a period of ninety (90) days from the date which Licensee is notified in writing by PHS of the third party's application for a Non-Exclusive license to submit to PHS an acceptable detailed, written Commercial Development Plan and Benchmarks for the indication for which third party has applied for a Non-Exclusive license. In the event that Licensee fails to submit to PHS the Commercial Development Plan and Benchmarks for the indication requested by the third party by the end of the ninety (90) day period specified in this Paragraph 3.05 such failure will result in the grant pursuant to Paragraph 3.01 becoming Non-Exclusive for the indication for which the third party has requested a Non-Exclusive License.


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


Article 4.      SUBLICENSING

Paragraph 4.03 is amended to read as follows:

        4.03 Any sublicenses granted by Licensee shall provide for the termination of the sublicense, or the conversion to a license directly between such sublicensees, on the one hand, and PHS and Licensee, on the other hand, at the option of the sublicensee, upon termination of this Agreement under Article 13. Any sublicense granted by Licensee shall further provide for the termination of the sublicense or the conversion to a license directly between such sublicensee, on the one hand, and PHS and Licensee, on the other hand at the option of the sublicensee, if PHS rescinds a Licensed Field of Use to Licensee and said Licensed Field of Use was granted by the Licensee in said sublicense. A conversion, in either of such cases, is subject to PHS approval, which shall not be unreasonably withheld, and is contingent upon acceptance by the sublicensee of the remaining provisions of this Agreement.

Article 5.      STATUTORY AND PHS REQUIREMENTS AND RESERVED GOVERNMENT RIGHTS

Paragraphs 5.01, 5.03, and 5.04 are amended to read as follows:

        5.01 PHS reserves on behalf of the Government an irrevocable, nonexclusive, nontransferable, royalty-free license for the practice of all inventions licensed under the Licensed Patent Rights throughout the world by or on behalf of the Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the Government is a signatory. Prior to the First Commercial Sale, Licensee agrees to provide PHS reasonable quantities of Licensed Products or materials made through the Licensed Processes solely for PHS research use and not for purposes of commercial development, manufacture or distribution, at a price equal to Licensee's cost of such.

        5.03 Licensee acknowledges that PHS may enter into future Cooperative Research and Development Agreements (CRADAs) under the Federal Technology Transfer Act of 1986 that relate to the subject matter of this Agreement. PHS agrees to notify Licensee, as soon as is practical of any proposed CRADA that relates to the subject matter of this Agreement. Licensee agrees not to unreasonably deny requests for a Research License from such future collaborators with PHS when acquiring such rights is necessary in order to make a Cooperative Research and Development Agreement (CRADA) project feasible. As of the effective date of this Agreement, Licensee requests that Licensee have an opportunity to join as a party to any proposed Cooperative Research and Development Agreement (CRADA).

        5.04 In addition to the reserved license of Paragraph 5.01 above, PHS reserves the right to grant such nonexclusive Research Licenses directly or to require Licensee to grant nonexclusive Research Licenses on commercially reasonable terms. The purpose of this Research License is to encourage basic research, whether conducted at an academic or corporate facility. In order to safeguard the Licensed Patent Rights, however, PHS shall consult with Licensee before granting to commercial entities a Research License or providing to them research samples of Licensed Products or materials made through the Licensed Processes, provided however that PHS will not provide materials obtained from Licensee under Paragraph 5.01 above to third parties, except with Licensee's prior written consent, which shall not be unreasonably withheld.





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


Article 6.      ROYALTIES AND REIMBURSEMENT

Paragraphs 6.01, 6.02, 6.04, 6.06, and 6.08 through 6.10 are amended to read as follows:

        6.01 Licensee agrees to pay to PHS a nonrefundable license issue royalty as set forth in Appendix C within thirty (30) days from the date that this Agreement becomes effective, in part to reimburse PHS for the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the Licensed Patent Rights incurred by PHS prior to the effective date of this Agreement. Within sixty (60) days of the effective date of this Agreement, PHS shall submit to Licensee a detailed statement of such patent expenses previously incurred by PHS.

        6.02 Licensee agrees to pay to PHS a nonrefundable minimum annual royalty as set forth in Appendix C. The minimum annual royalty is due and payable on January 1 of each calendar year and may be credited against any earned royalties due for sales made in that year. The minimum annual royalty due for the first calendar year of this Agreement may be prorated according to the fraction of the calendar year remaining between the effective date of this Agreement and the next subsequent January 1, and shall be due upon the effective date of this Agreement and payable within sixty (60) days after the date that this Agreement becomes effective. In the event that the first United States Patent issues after the payment of the minimum annual royalty for the year in which the first United States Patent issues, the first payment of the Post-issuance Minimum Annual Royalty will be due beginning the January 1 subsequent to the issuance of the patent. In the event that the minimum annual royalty, for any year, exceeds the earned royalty payable under Paragraph 6.03 for that same year, the excess minimum annual royalty may be carried as a credit against the earned royalties for succeeding periods until used in full.

        6.04 Licensee agrees to pay PHS benchmark royalties as set forth in Appendix C. The benchmark royalties payable under this Paragraph may be credited against any earned royalties due for sales made in the year the benchmark royalty is payable. In the event that the benchmark royalty, for any year, exceeds the earned royalty payable under Paragraph 6.03 for that same year, the excess benchmark royalty may be carried as a credit against the earned royalties for succeeding periods until used in full.

        6.06 A claim of a patent or patent application licensed under this Agreement shall cease to fall within the Licensed Patent Rights for the purpose of computing earned royalty payments in any given country in the Licensed Territory on the earliest of the dates that a) the claim has been abandoned and not continued, b) the patent expires or irrevocably lapses, or c) the claim has been held to be invalid or unenforceable by an unappealed or unappealable decision of a court of competent jurisdiction or administrative agency.

        6.08 On sales of Licensed Products by Licensee to sublicensees or Affiliates, other than sales of Licensed Products intended for resale, or on sales made in other than an arm's-length transaction, the value of the Net Sales attributed under this
                Article 6 to such a transaction shall be that which would have been received in an arm's-length transaction, based on sales of like quantity and quality products on or about the time of such transaction. On sales of Licensed Products by Licensee to sublicensees or Affiliates which are intended for resale, royalties shall be calculated on the basis of Net Sales of Licensed Products by any such sublicensee or Affiliate to someone other than an Affiliate as provided in Paragraph 6.03 hereof.




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


        6.09 With regard to expenses associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the Licensed Patent Rights incurred by PHS prior to the effective date of this Agreement, and to the extent that such expenses exceed the License Issue Royalty as set forth in Paragraph 6.01 of this Agreement, Licensee shall pay to PHS, as an additional royalty, within sixty (60) days of PHS's submission of a statement and request for payment to Licensee, an amount equivalent to the difference between the License Issue Royalty as set forth in Paragraph 6.01 of this Agreement and the total of such patent expenses previously incurred by PHS.

        6.10 With regard to expenses associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the Licensed Patent Rights incurred by PHS on or after the effective date of this Agreement, PHS, at its sole option, may require Licensee:

                        (a) to pay PHS on an annual basis, within sixty (60) days of PHS's submission of a statement and request for payment, a royalty amount equivalent to all such patent expenses incurred during the previous calendar year(s); or

                        (b) to pay such expenses directly to the law firm employed by PHS to handle such functions within thirty
                        (30) days of Licensee's receipt of such law firm's submission and a statement and request for payment. However, in such event, PHS and not Licensee shall be the client of such law firm.

                Under exceptional circumstances, Licensee may be given the right to assume responsibility for the preparation, filing, prosecution, or maintenance of any patent application or patent included with the Licensed Patent Rights. In that event, Licensee shall directly pay the attorneys or agents engaged to prepare, file, prosecute, or maintain such patent applications or patents and shall provide to PHS copies of each invoice associated with such services as well as documentation that such invoices have been paid. Any right not assumed by Licensee under this Paragraph 6.09 shall be performed by PHS in accordance with
                Article 7.

New Paragraph 6.12 is added to this Agreement and reads as follows:

        6.12 If the Licensee, its sublicensee(s) or Affiliate(s) sells a Combined Product, the Net Sales for purposes of earned royalty determination under this Article 6 shall be calculated by multiplying the Net Sales of the Combined Product by the fraction a/(ai-b), where a is the total market price of the Licensed Product if sold separately and b is the total market price of any other product or component in the Combined Product if sold separately. If the Licensed Product is not sold separately, then, for purposes of this Paragraph 6.11, the market price of such component or product shall be determined by assuming a market price at which such component or product reasonably could be sold as a separate item. Notwithstanding the foregoing, in no event should the royalty on Net Sales due and payable to PHS under this Paragraph be reduced to an amount equivalent to an earned royalty due under Paragraph 6.03 of [ *] or the Minimum Annual Royalty due under Paragraph 6.02 whichever is less.


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"[ * ]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.



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


Article 7.      PATENT FILING. PROSECUTION AND MAINTENANCE

Paragraphs 7.01 through 7.03 are amended to read as follows:

        7.01 Except as otherwise provided in Article 6 or in this Article 7, PHS agrees to take responsibility for, but to consult with, the Licensee in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and shall furnish copies of relevant patent-related documents to Licensee or PHS shall instruct its patent representative to provide said copies directly to Licensee. At Licensee's request and expense, PHS shall cooperate with Licensee in preparing, filing, prosecuting, and maintaining such patent applications and patents included in the Licensed Patent Rights as reasonably requested by Licensee from time to time. Notwithstanding the foregoing, PHS will retain principal power of attorney and primary control over the preparation, filing, prosecution and maintenance of said patent applications and patents. PHS shall provide Licensee with reasonable opportunity to comment on any document PHS intends to file or causes to be filed with the relevant patent office.

        7.02 Upon PHS's written request, or at Licensee's option, Licensee shall assume the responsibility for the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and shall, on an ongoing basis, promptly furnish copies of all relevant patent-related documents to PHS. In such event, Licensee shall, subject to the prior approval of PHS, select registered patent attorneys or patent agents to provide such services on behalf of Licensee and PHS. PHS shall provide appropriate powers of attorney and other documents necessary to undertake such actions to the patent attorneys or patent agents providing such services, and PHS shall otherwise cooperate fully with Licensee, its attorneys and agents in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and shall provide Licensee with complete copies of any and all documents or other materials that Licensee deems necessary to undertake such responsibilities. Licensee and its attorneys or agents shall consult with PHS in all aspects of the preparation, filing, prosecution and maintenance of patent applications and patents included within the Licensed Patent Rights and shall provide PHS sufficient opportunity to comment on any document that Licensee intends to file or to cause to be filed with the relevant intellectual property or patent office.

        7.03 At any time, following Licensee's assumption of the responsibility for patent matters at PHS's request in accordance with Paragraph 7.02, PHS may provide Licensee with written notice that PHS wishes to assume control of the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights. If PHS elects to assume such responsibilities, Licensee agrees to cooperate fully with PHS, its attorneys, and agents in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and to provide PHS with complete copies of any and all documents or other materials that PHS deems necessary to undertake such responsibilities. Licensee shall be responsible for all costs associated with transferring patent prosecution responsibilities to an attorney or agent of PHS's choice, provided, however, that if PHS elects to assume control of the preparation, filing, prosecution and maintenance of any and all patent applications or patents included in the Licensed Patent Rights for a reason other than Licensee's failure to perform under this Agreement, then PHS shall be responsible for all costs associated with transferring patent prosecution responsibilities to an attorney or agent of PHS's choice.


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


Article 8.      RECORD KEEPING

Paragraph 8.01 is amended to read as follows:

        8.01 Licensee agrees to keep accurate and correct records of Licensed Products made, used, sold, or imported and Licensed Processes practiced under this Agreement appropriate to determine the amount of royalties due PHS. Such records shall be retained for at least five (5) years following a given reporting period and shall be available during normal business hours upon five (5) business days prior written notice from PHS to Licensee for inspection at the expense of PHS by an accountant or other designated auditor selected by PHS for the sole purpose of verifying reports and payments hereunder. The accountant or auditor shall only disclose to PHS information relating to the accuracy of reports and payments made under this Agreement. If an inspection shows an under reporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then Licensee shall reimburse PHS for the cost of the inspection at the time Licensee pays the unreported royalties, including any late charges as required by Paragraph 9.08 of this Agreement. All payments required under this Paragraph shall be due within thirty (30) days of the date PHS provides Licensee notice of the payment due.


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


Article 9.      REPORTS ON PROGRESS. BENCHMARKS. SALES AND PAYMENTS

Paragraphs 9.02, 9.04, and 9.06 are amended to read as follows:

        9.02 Licensee shall provide written annual reports on its product development progress or efforts to commercialize under the Commercial Development Plan for each of the Licensed Fields of Use within sixty (60) days after December 31 of each calendar year. These progress reports shall include, but not be limited to: progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing, marketing, importing, and sales during the preceding calendar year, as well as plans for the present calendar year. PHS also encourages these reports to include information on any of Licensee's public service activities that relate to the Licensed Patent Rights. If reported progress differs from that projected in the Commercial Development Plan and Benchmarks, Licensee shall explain the reasons for such differences. To the extent such differences are not the result of Licensee's failure to perform in accordance with the requirements of Paragraph 10.01 hereunder, Licensee and PHS shall amend the Commercial Development Plan and Benchmarks accordingly. The parties recognize and acknowledge that the Commercial Development Plan and Benchmarks represent an estimate of the time frames and steps necessary for development of the Licensed Product(s). As the profiles of the Licensed Product(s) and the Licensed Process(es) become more fully understood by the parties hereto, including without limitation, the emerging pharmacologic/toxicologic profile in human subjects and technical issues relating to the manufacture of Licensed Product(s), adjustments and modifications to the Commercial Development Plan and Benchmarks may be necessary. In addition, preclinical and clinical work in addition to that noted in the Commercial Development Plan may be reasonable or necessary in order to satisfy the FDA or other regulatory requirements, requests, or concerns regarding the Licensed Product(s) or Licensed Process(es). Accordingly, in any such annual report, Licensee may propose amendments to the Commercial Development Plan and/or the Benchmarks, acceptance of which by PHS may not be denied unreasonably. Licensee agrees to provide any additional information reasonably required by PHS to evaluate Licensee's performance under this Agreement. Licensee may amend the Benchmarks at any time upon written consent by PHS. PHS shall not unreasonably withhold approval of any request of Licensee to extend the time periods of this schedule if such request is supported by a reasonable showing by Licensee of diligence in its performance under the Commercial Development Plan and toward bringing the Licensed Products to the point of Practical Application as defined in 37 C.F.R. 404.3(d). Licensee shall amend the Commercial Development Plan and Benchmarks at the request of PHS to address any Licensed Fields of Use not specifically addressed in the plan originally submitted.

        9.04 Licensee shall submit to PHS within sixty (60) days after each calendar half-year ending June 30 and December 31 a royalty report setting forth for the preceding half-year period the amount of the Licensed Products sold or Licensed Processes practiced by or on behalf of Licensee in each country within the Licensed Territory, the Net Sales, and the amount of royalty accordingly due. With each such royalty report, Licensee shall submit payment of the earned royalties due. If no earned royalties are due to PHS for any reporting period, the written report shall so state. The royalty report shall be certified as correct by an authorized officer of Licensee and shall include a detailed listing of all deductions made under Paragraph 2.10 to determine Net Sales and the calculations made under Article 6 to determine royalties due.

        9.06 Royalties due under Article 6 shall be paid in U.S. dollars. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the New York foreign exchange rate quoted in The Wall Street Journal on the day prior to the day that the payment is due. All checks and bank drafts shall be drawn on United States banks and shall be payable, as appropriate, to "NIH/Patent Licensing." All such payments shall be sent to the following



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


                address: NIH, P.O. Box 360120, Pittsburgh, PA 15251-6120. Any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by Licensee. The royalty report required by Paragraph
                9.04 of this Agreement shall accompany each such payment, and a copy of such report shall also be mailed to PHS at its address for notices indicated on the Signature Page of this Agreement.

Article 10.     PERFORMANCE

Paragraph 10.01 is amended to read as follows:

        10.01 Licensee shall use its reasonable best efforts to bring the Licensed Products and Licensed Processes to Practical Application. "Reasonable best efforts" for the purposes of this provision shall include substantial adherence to the Commercial Development Plan at Appendix F and substantial performance of the Benchmarks at Appendix E as may be amended from time to time by mutual written consent. The efforts of sublicensees and Affiliates shall be considered the efforts of Licensee. To the extent that the Benchmarks or development obligations set forth in Appendix E differ from or conflict with those set forth in the Commercial Development Plan in Appendix F, Appendix E shall be considered to supersede Appendix F and the Commercial Development Plan in Appendix F shall be amended to be consistent with Appendix E.

New Paragraph 10.03 is added to this Agreement and reads as follows:

        10.03 In the event that an investigator is conducting clinical trials related to the Licensed Products and/or Licensed Processes and that clinical trial is sponsored or funded by PHS under a grant or contract from PHS and Licensee enters into a separate agreement with the investigator or the investigator's Institution to provide Licensee with preclinical and/or clinical data, including but not limited to, Investigational New Drug Applications (IND's), Safety Reports for Serious and Unexpected Adverse Events as defined in 37 C.F.R. Section 312.32(a) submitted to the FDA, and IND Annual Reports submitted to the FDA, relating to the Licensed Products and Licensed Processes from said clinical trial sponsored or funded by PHS under a grant or contract from PHS, Licensee agrees to provide, at Licensee's cost of such, to said investigators conducting clinical trials sponsored or funded by PHS under grant or contract from PHS, sufficient quantities of Licensed Products in a form suitable for conducting said clinical trial to complete the aforesaid clinical trial carried out under said PHS grant or contract.

Article 11:     INFRINGEMENT AND PATENT ENFORCEMENT

Paragraph 11.04 is amended to read as follows:

        11.04 In any action under Paragraphs 11.02 or 11.03, the expenses including costs, fees, attorney fees, and disbursements ("Licensee's Expenses"), shall be paid by Licensee. The value of any recovery, including, royalties, attorney fees, costs, fees, and disbursements ("Recovery"), less Licensee's Expenses, actually received by Licensee through court judgment, arbitration, or settlement shall be treated as Net Sales and subject to earned royalties. The payment due to PHS under this Paragraph can also be described in the following manner:

                Amount due to PHS = [ * ] * (Recovery - Licensee's Expenses).



"[ * ]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.



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


Article 12:     NEGATION OF WARRANTIES AND INDEMNIFICATION

Paragraph 12.05 is amended to read as follows:

        12.05 Licensee shall indemnify and hold PHS, its employees, students, fellows, agents, and consultants (the "Indemnified Parties") harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage (the "Indemnified Losses") suffered by an Indemnified Party in connection with or arising out of: a) the use by or on behalf of Licensee, its sublicensees, directors, employees, or third parties of any Licensed Patent Rights, or b) the design, manufacture, distribution, or use of any Licensed Products, Licensed Processes or materials by Licensee, or other products or processes developed in connection with or arising out of the Licensed Patent Rights. Licensee agrees to maintain a liability insurance program consistent with sound business practice. Notwithstanding any other provision to the contrary, Licensee shall have no obligation to indemnify an Indemnified Party from an Indemnified Loss in connection with or arising out of the design, manufacture, distribution or use of any Licensed Product or Licensed Process by or on behalf of the Indemnified Party.

Article 13.     TERM, TERMINATION AND MODIFICATION OF RIGHTS

Paragraphs 13.01, 13.03, 13.05, 13.06 and 13.09 are amended to read as follows:

        13.01 This Agreement is effective when signed by all parties and shall extend on a country by country basis to the expiration of the last to expire of the Licensed Patent Rights in each respective country unless sooner terminated as provided in this Agreement.

        13.03 In the event that Licensee becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, determines to file a petition in bankruptcy, or receives notice of a third party's intention to file an involuntary petition in bankruptcy, Licensee shall immediately notify PHS in writing, and PHS shall thereupon have the right to terminate this Agreement.

        13.05 PHS shall specifically have the right to terminate or, with Licensee's consent, modify, at its option, this Agreement, if PHS determines that the Licensee: 1) is not using its reasonable best efforts to execute the Commercial Development Plan submitted with its request for a license and the Licensee cannot otherwise demonstrate to PHS's satisfaction that the Licensee has taken, or can be expected to take within a reasonable time, effective steps to achieve Practical Application of the Licensed Products or Licensed Processes; 2) has not used its reasonable best efforts to achieve the Benchmarks as may be modified under Paragraph 9.02; 3) has willfully made a false statement of, or willfully omitted, a material fact in the license application or in any report required by this Agreement; 4) has committed a material breach of a covenant or agreement contained in the license; 5) is not keeping Licensed Products or Licensed Processes reasonably available to the public after commercial use commences; 6) cannot reasonably satisfy unmet health and safety needs; or 7) cannot reasonably justify a failure to comply with the domestic production requirement of Paragraph
                5.02 unless waived. In making this determination, PHS will take into account the normal course of such commercial development programs conducted with sound and reasonable business practices and judgment and the annual reports submitted by Licensee under Paragraph 9.02. Prior to invoking this right, PHS shall give written notice to Licensee providing Licensee specific notice of, and a ninety (90) day opportunity to respond to, PHS's concerns as to the previous items 1) to 7). If Licensee fails to alleviate PHS's concerns as to the previous items 1) to 7) or fails to initiate corrective action to PHS's reasonable satisfaction, PHS may terminate this Agreement.



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        13.06   When the public health and safety so require, and after written notice to Licensee providing Licensee a sixty (60) day opportunity to respond, PHS shall have the right to require Licensee to grant sublicenses to responsible applicants, on commercially reasonable terms, in any Licensed Fields of Use under the Licensed Patent Rights, unless Licensee can reasonably demonstrate that the granting of the sublicense would not materially increase the availability to the public of the subject matter of the Licensed Patent Rights. PHS will not require the granting of a sublicense, as provided in this Paragraph 13.06, unless the responsible applicant has first negotiated in good faith with Licensee.

        13.09 Within ninety (90) days of expiration or termination of this Agreement under this Article 13, a final report shall be submitted by Licensee. Any royalty payments, including those incurred but not yet paid (such as the full minimum annual royalty), and those related to patent expense, due to PHS shall become immediately due and payable upon termination or expiration. If terminated under this Article 13, sublicensees may elect to convert their sublicenses to direct licenses with PHS and Licensee pursuant to Paragraph 4.03.

New Paragraph 13.10 is added to this Agreement and reads as follows:

        13.10 Any expiration or termination of this Agreement shall not preclude Licensee from exercising any rights it may have under applicable law with respect to the commercial or other exploitation of the Licensed Patent Rights.

Article 14.     GENERAL PROVISIONS

Paragraphs 14.01, 14.03, 14.06, 14.07, 14.10 through 14.11, are amended to read as follows:

        14.01 Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Licensee or the Government to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right by such Party or excuse a similar subsequent failure to perform any such term or condition by the other Party.

        14.03 The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable under any controlling body of law, such determination shall not in any way affect the validity or enforceability of the remaining provisions of the Agreement.

        14.06 All notices required or permitted by this Agreement shall be given by prepaid, first class, registered or certified mail or by a national express/overnight delivery service, properly addressed to the other Party at the address designated on the Signature Page hereto, or to such other address as may be designated in writing by such other Party. A notice shall be considered timely if such notice is received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt or other form indicating the date of deposit with a national express/overnight delivery service.






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        14.07   This Agreement shall not be assigned by Licensee except: a) with the prior written consent of PHS, such consent not to be withheld unreasonably; or b) without the prior written consent of PHS, to the successor of that part Licensee's business to which this Agreement pertains. Licensee shall notify PHS within ten (10) days of any assignment of this Agreement by Licensee, and Licensee shall pay PHS, as an additional royalty, [ * ] of the fair market value of any consideration received for any assignment of this Agreement within thirty (30) days of such assignment.

        14.10 Licensee agrees to mark the Licensed Products or their packaging sold in the United States with all applicable U.S. patent numbers and similarly to indicate "Patent Pending" status. All Licensed Products manufactured in, shipped to, or sold in other countries shall be marked in such a manner as to preserve PHS's and Licensee's patent rights in such countries, if any.

        14.11 By entering into this Agreement, PHS does not directly or indirectly endorse any product or service provided, or to be provided, by Licensee whether directly or indirectly related to this Agreement. Licensee shall not state or imply that this Agreement is an endorsement by the Government, PHS, any other Government organizational unit, or any Government employee. Additionally, Licensee shall not use the names of NIH, CDC, PHS, or DHHS or the Government or their employees in any advertising, promotional, or sales literature without the prior written consent of PHS, except that Licensee may publicly identify the existence of this Agreement and is not prohibited from using publicly available factual information regarding the Licensed Patent Rights, Licensed Products, and Licensed Processes specifically including, but not limited to, the names of the inventors as they appear on the Licensed Patent Rights and their associated NIH institutes, without such consent.

New Paragraphs 14.15 through 14.16 are added to this Agreement and read as follows:

        14.15 Upon termination or expiration of this Agreement, Licensee and any sublicensee or Affiliates shall be entitled to sell any Licensed Products manufactured prior to the date of such termination or expiration for up to an additional six (6) month period subject to the obligations of Articles 6, 8 and 9.

        14.16 To the extent permitted by law, government regulation and PHS policy, PHS agrees to maintain in confidence and not disclose any confidential information provided by Licensee to PHS under this Agreement or the terms and conditions of this Agreement. Licensee will mark such information as confidential.


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"[ * ]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.




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                     APPENDIX E--Benchmarks and Performance


Licensee agrees to the following Benchmarks for its performance under this Agreement and, within thirty (30) days of achieving a Benchmark, shall notify PHS that the Benchmark has been achieved.

RegeneRx Biopharmaceuticals Inc. (RegeneRx) intends to develop the Licensed Product for Wound Healing. [ * ]





               The remainder of this page intentionally left blank
















"[ * ]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.




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[ * ]





























"[ * ]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.




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


                     APPENDIX F--Commercial Development Plan


[ * ]


























"[ * ]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.




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








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